EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter Earnings

Madison, Wis., Nov. 5, 2015—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Sept. 30, 2015, of $28.4 million, or 82 cents per share, compared to $23.3 million, or 67 cents per share, for the same period in the prior year.

During the third quarter of 2015, electric net income increased due to a 3.7% increase in electric retail sales reflecting higher customer demand, particularly in September, when compared to cooler weather for the same month in 2014. The average temperature in September was 67.3 degrees compared to 60.9 degrees in the prior year. The normal average temperature in September is 61.9 degrees.

Also contributing to the increase in overall earnings for the third quarter of 2015 was an increase in gas net income. In 2015, more gas revenue is collected in the monthly charge and less in the variable usage-based charge. Thus, gas net income is expected to be more evenly distributed during the year and less sensitive to weather. As a consequence, revenues in the first and fourth quarters, when usage is higher, are expected to be lower than in past years; and revenues in the second and third quarters, when usage is lower, are expected to be higher than in past years.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 143,000 customers in Dane County, Wis., and purchases and distributes natural gas to 149,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended September 30,	2015	2014
Operating revenue	$140,795	$135,135
Operating income	$46,177	$40,120
Net income	$28,354	$23,329
Earnings per share (basic and diluted)	$0.82	$0.67
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Nine Months Ended September 30,	2015	2014
Operating revenue	$433,055	$474,145
Operating income	$102,077	$108,532
Net income	$60,111	$65,133
Earnings per share (basic and diluted)	$1.73	$1.88
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact

Steve Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com